Exhibit 99.2

Duos Technologies Group, Inc.
First Quarter 2023 Earnings

May 15, 2023

Presenters

Chuck Ferry, CEO & Director

Andrew Murphy, CFO

Q&A Participants

Michael Latimore - Northland Capital Markets

Edward Woo - Ascendiant Capital

Operator

Good afternoon. Welcome to Duos Technologies First Quarter 2023 Earnings Conference Call.

Joining us for today's call are Duos' CEO, Chuck Ferry, and CFO, Andrew Murphy.

Following their remarks, we will open the line for your questions. Then, before we conclude today's call, I'll provide the necessary cautions regarding the forward-looking statements made by management during this call.

Now, I would like to turn the call over to Duos’ CEO, Chuck Ferry. Sir, please proceed.

Chuck Ferry

Welcome, everyone, and thank you for joining us. Earlier today, we issued a press release announcing our financial results for the first quarter, as well as other operational highlights. A copy of the press release is available in the Investor Relations section of our website.

I encourage all listeners to view that release as well as our 10-Q filing with the SEC to better understand some of the details we'll be discussing during our call.

Now, let's get started. We began the year building on the significant momentum we've generated over the past several quarters, which has us on track to deliver on our financial and operational goals for 2023.

In the first quarter, we increased revenues 84% to $2.64 million and gross margin 142% to $537,000. Additionally, over the last 12 months, we've generated approximately $16.2 million in revenues underscoring our ability to deliver long-term performance over a sustained period and outside of quarterly fluctuations.

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Growth during the time has come from a diversified pool of new customer contracts, add-on sales to existing agreements, and an increasing stream of recurring revenues, as we expand our customer base as well as the breadth of our artificial intelligence offerings. By the end of this year, we expect to have more than 50 commercialized artificial intelligence use cases covering a wide range of railcar inspection points, including several derailments specific indicators, along with newly developed AI specific to passenger rail cars.

We have also remained in active discussions with many congressional leaders, regulators, rail operators and other major stakeholders in providing support and technical information for the Rail Safety Act, which is continuing to make its way through Congress. Current versions of the bill include our technology as one of several types of wayside detection systems.

While our operational roadmap is not reliant on this bill passing, we have seen increased levels of interest from a wide range of rail operators and railcar owners who are looking to accelerate their technology investments to improve safety standards.

Work on our subscription offering is moving at full speed ahead, with the initial sites for Duos-owned portals having been identified. This new offering and pricing model will dramatically increase our potential customer base, while also expanding the margins and predictability of our revenues, over the long term.

With our backlog at $9.4 million, we believe we have strong visibility into performance over the coming quarters, as well as further confidence in our long term growth outlook. Our mission remains focused on the long-term growth and profitability of the company, and we plan to build on our current momentum to guide a strong performance throughout the remainder of 2023.

With that overview complete, I will now turn the call over to our CFO, Andrew Murphy, to walk us through our financial results for the quarter, as well as our outlook for the year before we dive into industry developments. Andrew.

Andrew Murphy

Thank you, Chuck. I wanted to reiterate Chuck's sentiments on Duos' progress over the last several years. We're very happy to see our trailing 12 months revenue climb to $16.2 million, an 8% increase over full year 2022 revenue, and a 96% increase over the company's performance in 2021.

We remain encouraged by the commercial opportunities that have begun to present themselves, thanks to the diligence of our commercial team and some of the recent events around derailments and subsequent legislative activity.

That said, as we look ahead, 2023 is not without its challenges. The primary challenge we anticipate is timing of contracts and revenue recognition. As such, we anticipate we will see a slowdown in the second quarter due to delays by customers, before picking up again in the latter half of 2023.

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We currently do not anticipate that this will change our overall guidance, but the timing within quarters will be challenging to predict.

In spite of these challenges, we're continuing to see subscription opportunities present themselves, and the company will continue to focus on growing out its recurring revenue services and improve profitability and ensure long-term financial health of the organization.

Now, let's get into our results for the first quarter. Total revenue for the quarter increased 84% to $2.64 million, compared to $1.44 million in the Q1 of 2022. Total revenue for Q1 represents an aggregate of approximately $1.8 million of technology systems revenue and approximately $838,000 in recurring services and consulting revenue.

The increase in revenues was driven by progress in the manufacturing of two high speed passenger railcar inspection portals for a transit customer and successful delivery of artificial intelligence detections models for a number of our freight customers.

Cost of revenues for the quarter increased to 73% to $2.11 million, compared to $1.22 million in Q1 of 2022. The increase in cost of revenues was driven by a similar increase in the cost of technology systems stemming from the manufacturing of the high speed passenger railcar inspection portals.

Gross margin for the quarter increased to 142% to $537,000, compared to $222,000 in Q1 of 2022. The improvement in gross margin was driven by high revenues related to the high speed RIPs, coupled with the additional algorithms deployed, during the first quarter of 2023.

Operating expenses for the quarter decreased 5% to $2.72 million, compared to $2.86 million in Q1 of 2022.

There was an increase in sales and marketing costs related to additional investment in staff and additionally, general and administrative costs decreased, primarily due to a year-over-year reduction in non-cash employee compensation charges.

The net loss for the quarter totaled $2.18 million, compared to a net loss of $2.64 million in Q1 of 2022. The improvement in the net loss was driven by the higher margins stemming from the passenger RIPs, increased services, and little to no change in the operating expenses of the business.

Now, let's discuss the balance sheet. We ended the quarter with approximately $4.3 million in cash and cash equivalents, compared to $1.12 million at December 31, 2022. We have an additional $717,000 in receivables, bolstering our near term liquidity position to approximately $5.1 million.

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We also have $1.5 million of inventory consisting primarily of long lead items for two pending RIPs installations. And as previously disclosed, we raised approximately $4 million during this quarter to support the buildout of our subscription RIP business.

In summary, our cash position is strong, and while we expect a near term increase in spend and inventory levels to support our commercial efforts, we'll continue to monitor supply chains to reduce financial impacts where possible, while continuing to make thoughtful investments to improve our inventory and speed of installation.

We are happy to report that our investment of inventory during late 2022 allows Duos to be staged to begin delivering freight focused portals during 2023, as we've procured some of the key long lead items for approximately two portals.

I'd now like to provide an update on our financial projections, before turning the call back over to Chuck. At the end of 2022, contracts and backlog represented approximately $10.7 million in revenue, of which approximately $2.6 million was recognized during the first quarter.

Coupled with additional change orders on existing customers’ projects, at the end of the first quarter backlog stands at $9.4 million of which approximately $7.7 million is expected to be recognized, during the remainder of 2023. The balance of the contract backlog is comprised of multiyear service and software agreements, as well as project revenues.

Based on these committed contracts and near term pending orders that are already performing or scheduled to be executed throughout the remainder of 2023, we are reiterating revenue expectations for the fiscal year ended December 31, 2023.

We expect total revenue for 2023 to range between $20 million and $21 million, representing an increase of 33% to 40%, compared to 2022. We expect our improvement in operating results to be reflected over the course of the full year in 2023.

As a result of customer timing and other factors, we expect revenues in the second quarter to be similar or slightly lower, compared to the first quarter of 2023 before ramping up more significantly in the latter half of the year.

That concludes my financial commentary.

I'll now pass the call back over to Chuck.

Chuck Ferry

Thanks, Andrew. I'll now provide some brief operational updates before getting into questions. Beginning with a macro industry view, as we noted during our last update, due to several widely publicized derailments in recent months, there's been a collective call to action on creating legislation to improve rail safety.

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Because of our cutting edge technology, which in the bill is called a machine vision or camera wayside detection system, we've been asked to provide input by several legislators, who are sponsors of the proposed Railway Safety Act.

A portion of the bill, of the draft bill includes language around the definition and use of wayside detection systems. A recent development is that the Act, Senate Bill 576 has just been passed by the committee and is now being prepared for an expected vote, hopefully, in the next few months.

While our hope is that we will see a rail safety bill passed at some point, we must also acknowledge that these developments can take time. It may be many more months before a bill is passed, after which the FRA will need to write the regulations around it.

To be clear, our growth goals are not dependent on these positive developments coming to fruition. That said, this impending legislation is certainly an inflection point for us and could, potentially, accelerate the demand for our technology.

Now, moving on to our operational updates. As we've discussed on previous calls, one of the core components of our values has been a commitment to achieving operational and technical excellence. We believe this approach leads to higher customer satisfaction and improved new deal closure rates.

Our ability to use data analytics to monitor and improve performance has been instrumental in our improved output. In the first quarter, our RIPs performed over 1.7 million comprehensive railcar scans, of which more than 238,000 were unique railcars. This metric encompasses all of the railcars scanned at locations across the U.S., Canada and Mexico, representing approximately 15% of the total freight core population in North America.

We expect this number to continue growing as the number of RIPs and customers in our network expands.

We have also just completed an important technical test that verifies our ability to image, acquire and analyze trains moving at up to 125 miles an hour.

The unique acquisition architecture designed to capture and store high resolution images at high speed is a culmination of more than a years’ worth of development effort across several disciplines, including hardware engineering, IT, and software.

Within our AI operations, we’ve also continued to improve the software supporting our existing RIP solution.

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Our teams are actively working on the next set of technical upgrades, including an updated version of our Centraco software platform or user interface, which is expected to go live in Q3 of this year. Version 3.8 improves user interface features, computing speed, storage, and more naturally aligns with mechanical car inspection workflow.

To date, we have deployed 37 AI use cases, with plans to reach more than 50, by year end. Our upcoming applications will have a particular focus on finding defects that cause train derailments, including specific AI use cases for passenger rail and special models to take advantage of our patent pending Oblique Vehicle Undercarriage Examiner.

I'd like to highlight an example with a specific customer to show how our AI translates into tangible results in the field.

We recently deployed our AI catalog into one of our class one customers following two derailments--following that customer having two derailments, it was determined that defects on end of car cushion, which serves a similar function as a shock absorber, were responsible. At the customer's request, we developed and deployed a new algorithm that now inspects end of car cushion.

Within the first five days after deployment, the RIP found 19 validated defects, which our customer was then able to immediately address and leverage to avoid potential further derailments from this specific issue.

To be clear, the RIP and our supporting organization with mechanical railcar expertise are focused on continuous improvement, which is one of our key differentiators in the market and makes our offerings so powerful.

We expect to continue adding more recurring revenue through our new subscription model, support services and maintenance, and artificial intelligence offerings. Our focus continues to be on building an industry leading machine vision and artificial intelligence company.

As I just mentioned, with the increased number of AI models we continue to roll out, we have increased the portfolio of detections we're able to offer, which has led to a steady increase in our recurring revenue base.

Our customers are actively using the additional algorithms as they become available, and we are developing new AI with their direct input.

I continue to believe that we are the only company in this industry that self performs all aspects of AI creation and support, which includes good hardware, IT, software and AI, which provides a more reliable and integrated solution.

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Moving to our new subscription model, we have continued to actively engage in discussions with numerous rail car owners and operators who have expressed strong interest. We are currently finalizing negotiations for the first subscription and expect this to be operational by the end of the second quarter.

The team is very encouraged by the discussions around this new commercial offering, and we are on track to begin installation of our first subscription RIPs in the southeastern United States, during the second half of 2023.

We are also being strategic and thoughtful about our capital allocation strategies associated with RIP ownership and are in discussions related to repurchasing existing portals to help minimize costs related to deployment. We hope to share more in this area, soon.

Moving to our commercial focus in the rail sector, I'll now provide an update on current deployments.

Beginning with a $9.4 million Master Services agreement with a major national passenger carrier, in April, we secured contract with further modifications worth an additional $1.9 million. When combined with prior modifications, this additional add-on brings the total contract value to approximately $3.5 million, or more than a 40% increase from the original agreement.

Excuse me. Let me say it again. This additional add-on brings the total contract value to approximately $13.5 million, more than 40% increase from the original agreement. I think I got that right this time.

This additional modification supports our view that investing and improving our service offerings directly translates to increased deal sizes, higher margins and greater recurring revenues from additional services and maintenance work.

The completion of the first two high speed passenger portals is slated for later this year. When online, these RIPs will provide significant enhancements to existing systems, including highly efficient track side image data processing, as well as a new advanced wheel tread and brake analysis.

In Q1, we successfully completed a third portal with another Class One customer in Georgia and have also completed a separate portal installation in Texas for another customer. This brings the overall total number of operational freight focus portals to 13, along with two additional high speed passenger portals being installed, later this year.

We are discussing with these customers the potential to develop more long term, comprehensive railcar inspection portal coverage of their network.

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We are also expanding our commercial reach beyond the Class One railroads and into Class Two carriers and are in the process of negotiating deals with our more flexible pricing structure, including subscription offerings, can allow for smaller carriers to get the benefits of Duos’ RIP and AI technologies, but at a price which is commensurate with their business model.

While this is a recent development, I am pleased to announce we are actively engaging with at least one carrier as a strategic partner in their region and expect the business results will follow, within a few months.

In closing, we believe it's now evident in our performance that our plan is translating to results. While we will always strive to improve in all aspects of our organization, I think it's fair to say we're officially done turning the company around and are now, proactively, introducing technical advances, new subsystems and more AI and are ready to scale up quickly, if necessary, in response to the Railway Safety Act and the increased interest it has already created.

And with that, we're ready to open the call for your questions. Operator, please provide the appropriate instructions.

Operator

Thank you. We will now be conducting a question-and-answer session. If you would like to ask a question, please press “*”, “1” on your telephone keypad. A confirmation tone will indicate that your line is in the question queue. You may press “*”, “2” if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset, before pressing the star keys.

One moment, please, while we pull for questions.

Our first question comes from Mike Latimore with Northland Capital Markets. Please proceed with your question.

Michael Latimore

Great, thanks. Yeah, congrats on the strong growth this year, so far. As you've look to the guidance for the year, I guess just want to be clear, the majority looks like it's going to come from deploying these two RIPs that you're working on now.

I guess, as you think about the revenue beyond that, is that likely to come from additional RIPs under the traditional model or through subscription. Maybe just a little color on that would be great.

Chuck Ferry

Yeah, let me-- I'll start and let Andrew come in behind me on that. Look, I think conceptually, we are going to see a mix of where we sell our portals in a traditional CapEx fashion, and towards the latter part of the year, we'll begin to see the effects of some of the subscription revenues coming in.

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But to your point, yes, a good chunk of our revenue is certainly due to our passenger contract. And Andrew, why don't you provide maybe a little bit more color around that, if you'd like?

Andrew Murphy

Sure. And I'm happy to share, to Chuck's point, we look at our current backlog we anticipate recognizing for the balance of the year. That's $7.7 million of revenue, and I think, right now, that's comprised of about 40% services and 60% project revenues.

To Chuck's point, as we phase through the year, we're undertaking some strategic initiatives right now, which we think will help begin to grow out the subscription revenue. But we also know that in certain cases, customers are going to be more of a candidate for a CapEx approach. So, to reiterate Chuck's point, we anticipate there being a good mix across the back half of the year between subscription and--

Chuck Ferry

--And yeah, and I think one of the other things you'll see this year as we get, especially in the second half, is we're going to be able to have more customers and more diversification. So over time, we're slowly kind of derisking having to rely only on a handful of customers. And I think that's the other major feature that we're seeing this year and into next.

Michael Latimore

Okay. It sounds like the pipeline suggests the potential for both more CapEx customers and obviously, the new subscription model coming online.

Chuck Ferry

Yes, that's correct. Yeah.

Michael Latimore

Okay, great. And then in terms of the number of portals under the subscription model, any more color on how many you want to see this year in the timeline?

Chuck Ferry

Yeah, for sure, we're looking to get to at least that 15 mark, which we kind of talked about during the formal part of the presentation, today. Our goal is to get up to about 20 by the very, very end of this year. And we've got plans in place. We've identified where we'd like to put those next five, if you will.

We have a good sense where we want them to go, and we are in discussions with the owners of those right of ways with the intent that those would be subscription portals. And that's where kind of our projections are on that subscription revenue is coming from.

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Michael Latimore

Yeah, makes sense. And just last one on the AI algorithms you have. It sort of feels like or looks like you're accelerating the number of algorithms you're developing quarterly, I guess. And I guess, any additional color there on one, is that right? It does look like you're accelerating the development. And two, why is that occurring?

Chuck Ferry

Yeah, no, you are correct. We are accelerating it and getting faster and producing more algorithms right now with our team. Again, one of the key differentiators that we feel we have in this industry is we control all four of the control knobs that are required to actually produce AI and then actually deploy it, correctly.

And that involves being able to make adjustments on the hardware side, the IT infrastructure side, the software side, that all supports good artificial intelligence. Just about everybody else that I'm aware of, somebody else produces the hardware. They might do the hardware, IT and software, but then they're almost always sending the AI production out to a third party who doesn't understand the other three components of the solution.

And so, we've seen some of our rail customers, or potential customers, struggle with that model. We do all four of those components in house. What our goal is to get to is where we can cover the entire FRA inspection checklist with artificial intelligence.

That is then obviously validated by the mechanical carmen and will make their job safer and easier and more accurate but also, ultimately, probably produce where mechanical car inspectors will spend more time repairing things than being out trying to find things.

Michael Latimore

That's great. I guess just last question. In terms of the potential subscription customers that are out there, how many roughly are you talking to today that have interest in a subscription model?

Chuck Ferry

Yeah, we're in discussion with probably about 20 legitimate car owning companies or companies that, chemical companies, we've got a couple of those that we're talking with and some other shippers, if you will. There's serious interest from all of them.

They can see the benefits of it. By and large, the subscriptions are definitely at the top of the list. I would say that there are probably about a third of those, I'll say car owning type companies that also run large maintenance depots.

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And some of them are interested in having subscriptions but also, potentially, buying some portals in a CapEx fashion to basically scan cars, as they're entering and exiting their large maintenance facilities.

Michael Latimore

Interesting. Great. Thanks a lot, best of luck.

Chuck Ferry

Thanks so much, Mike, appreciate it.

Operator

Our next question comes from Ed Woo with Ascendiant Capital Market. Please proceed with your question.

Edward Woo

Yeah, thanks for taking my questions, and congratulations on the growth that you guys have, so far. I want to get some more questions on the Rail Safety Act 2023. The government doesn't have a good track record for doing things on a very fast basis.

What's your feel of the timing on this? And is there any potential that some of the railroad companies will get ahead of any potential legislation and start acting now? Or is this something that they'll probably wait until the bitter end to implement any of the legislation?

Chuck Ferry

Well, I'll take the first part of the question and just talk about the—so, I've spent two different weeks now in Washington DC. I had an opportunity to meet and I was invited to meet with six or seven different senators to include our senators from the state of Florida, as well as about 10 or 11 Congressmen in the House of Representatives.

Most of those members either sit on the Commerce Committee on the Senate side, and then the other, the Representatives mostly on the transportation and infrastructure or T&I committee on the House side.

My sense from getting a chance to meet with all of them was that they were very well informed. The congressional leaders, along with their staff, were very well informed and, quite frankly, both Republican and Democrats seem to be pretty motivated to enact new legislation to kind of update rail safety in general, as well as take advantage of new technologies that have been introduced since 2008 when the last big bill was done.

So how fast will it happen? When I left the Hill about two weeks ago to see at least on the Senate side, it's already gone through committee and may potentially go to the floor in the next few weeks.

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That's very encouraging, actually, faster than I thought. I think the House is a little further behind, but I think we'll see something in the next few months. But we'll have to see how that goes. No one can predict the exact timing of what will happen in Congress, but I think we will see something here in the next couple of months.

As far as the Class One railroads, look, the Class One railroads are absolutely critical to the commerce here in the United States. And that was one of the big points, I think, that we made with our congressional leaders, along with talking about safety and our technology.

But I think the Class Ones are already, many of them are already taking very proactive measures on their own without any, short of any legislation to adopt technology like ours. I would tell you that while this legislation has been in motion, we have gained significantly more interest and phone calls, quite frankly, from all of the Class Ones, as well as a number of Class Two operators, transit rail operators, and also a lot of car owners have been calling us.

So, even if this bill doesn't pass, I think the interest that this kind of inflection point has generated will, ultimately, benefit here for us at Duos Tech and for others that are in the industry with wayside detection systems.

Edward Woo

That sound good. Thank you for answering my question and I wish you guys good luck. Thank you.

Chuck Ferry

Okay and really appreciate it.

Operator

Management will now take select listener submitted questions.

Chuck Ferry

Yes, we got a few questions that were submitted. One came from Timothy. Timothy also asked about the Rail Safety Act, which I did just address and expressed also some interest in order activities might be outside of rail and into some of the other verticals, such as trucking.

So, as you know, we have a product called the Automated Logistics Information System, or ALIS. I like to call it a truck inspection portal because it just sounds better to me. But this has been installed across a number of sites with a major retailer.

Currently, I think there's about 19 already of these systems deployed at about 10 different sites where it's basically doing automated gate processing. So, we're in the process of updating that system, right now, for the purpose of imaging and the analysis of trucks using similar machine vision technology in our patent and AI process. We anticipate the new system to introduce later this year as the truck inspection portal, like I said, and I'll update shareholders at the appropriate time.

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We've also submitted two patent applications. One is for the methodology of inspecting aircraft. We have recently had visits with a very, very large MRO facility that does major repair and overhauls for aircraft. But this is at the very, very early stages of development.

But again, the same type of technology that we use for speeding rail cars can be used and we anticipate will be used to inspect trucks, automobiles, as well as, potentially, aircraft.

We have another question here from Timothy, who also asked about the development of our sales pipeline following the Ohio derailment in February.

We didn't really expect to have this to happen but, obviously, as I said before, this legislation that's now going through Congress is really quite a bit of an inflection point for us and could, potentially, really increase the demand for our technology.

As part of our strategic goals for 2023, we were focused on engaging all the class one railroads, and this legislative activity and the events in Ohio have caused us to kind of accelerate that. We've since begun commercial discussions with existing customers interested in expanding their RIP programs.

We have three Class One customers, very good customers with us now. We're in discussions of expanding programs with them and that's, obviously, picked the pace up here in the last few months. And we're also in contact now with just about all of the other class ones and a number of other customers in the industry.

We're very encouraged by the increased interest in the RIP, and we're aware it may take some time, though, to convert these opportunities, as Andrew kind of discussed in the formal presentation. But really good question. I appreciate those questions there from Timothy.

And operator, unless there's more questions, that's all we have. We'll turn it back over to you.

Operator

At this time, this concludes our question-and-answer session. I'd now like to turn the call back over to Mr. Ferry for his closing remarks.

Chuck Ferry

As always, we appreciate everyone joining. We particularly, thanks to our long term shareholders for their strong support of our company. And we hope that anyone that's on the call that needs more information, you can get a hold of us. And we'll get you some more information. Thank you very much for joining us on today's call. And we'll turn it back over to you, Operator.

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Operator

Before we conclude today's call, I would like to provide Duos’ Safe Harbor statement that includes important cautions regarding forward-looking statements made during this call. This earnings call contains forward-looking statements within the meaning of Private Securities Litigations Reform Act of 1995.

Forward looking terminology such as believes, expect, may, will, should, anticipates plans and their opposites or similar expressions are intended to identify forward-looking statements.

We caution you that these statements are not guarantees of future performances or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond our control, which may influence the accuracy of the statements and the projections upon which the statements are based and could cause Duos Technologies Group, Inc.'s actual results to differ, materially, from those anticipated by the forward-looking statements.

These risks and uncertainties include, but are not limited to, those described in item 1A in Duos’ annual report on Form 10-K, which is expressly incorporated herein by reference and other factors as may periodically be described in Duos filings with the SEC.

Thank you for joining us today for Duos Technologies Group’s first Quarter 2023 conference call. You may now disconnect your lines at this time. Thank you for your participation.

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